As filed with the Securities and Exchange Commission on December 23, 2022

Registration No. 333-108777

Registration No. 333-114088

Registration No. 333-254808

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-108777

POST-EFFECTIVE AMENDMENT NO 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-114088

FORM S-3 REGISTRATION STATEMENT NO. 333-254808

UNDER

THE SECURITIES ACT OF 1933

RealNetworks, Inc.

(RealNetworks LLC as successor by merger to RealNetworks, Inc.)

(Exact name of registrant as specified in its charter)

Washington	35-2775162
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1501 First Avenue South, Suite 600

Seattle, Washington 98134

(206) 674-2700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Glaser

Chief Executive Officer

1501 First Avenue South, Suite 600

Seattle, Washington 98134

(206) 674-2700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Trenton Dykes

Andrew Ledbetter

DLA Piper LLP (US)

701 Fifth Avenue, Suite 6900

Seattle, Washington 98104

(206) 839-4800

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by RealNetworks, Inc. (the “Company”):

•

Registration Statement on Form S-3 (No. 333-108777), pertaining to the registration of $100,000,000 of zero coupon convertible subordinated notes (the “Notes”) and 10,756,500 shares of the Company’s common stock issuable upon conversion of the Notes;

•	Registration Statement on Form S-3 (No. 333-114088), pertaining to the registration of 1,383,312 shares of the Company’s common stock; and

•

Registration Statement on Form S-3 (No. 333-254808), pertaining to the registration of $100,000,000 of the Company’s common stock, preferred stock, debt securities, depositary shares, warrants, subscription rights, purchase contracts, and units.

On July 27, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Greater Heights LLC, a Washington limited liability company (“Parent”), Greater Heights Acquisition LLC, a Washington limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”) and, exclusively for purposes specified in the Merger Agreement, Robert Glaser, an individual resident of Washington (“Parent Guarantor”). Pursuant to the Merger Agreement, on December 21, 2022, Merger Sub merged with and into the Company, and the Merger Sub continued as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”), under the name “RealNetworks LLC”.

As a result of the Merger, as of the date hereof, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. Accordingly, pursuant to the undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unsold at the termination of the offerings, Merger Sub, as successor to the Company, is filing these Post-Effective Amendments to the Registration Statements to deregister, and does hereby remove from registration, all the securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to Form S-3 and has duly caused these Post-Effective Amendments to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on December 23, 2022.

REALNETWORKS LLC
(as successor by merger to RealNetworks, Inc.)

By:	/s/ Robert Glaser
Robert Glaser
Manager

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statement.